Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-25196, Form S-8 No. 33-40641, Form S-8 No. 33-62047, Form S-8 No. 333-38621, Form S-8 No. 333-105178, as amended by Post-Effective Amendment No. 1 to Form S-8, and Form S-8 No. 333-125144) pertaining to the Newell Brands Employee Savings Plan (formerly the Newell Rubbermaid 401(k) Savings and Retirement Plan) of our report dated June 27, 2018, with respect to the financial statements and supplemental schedule of the Newell Brands Employee Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ BKD, LLP

Indianapolis, Indiana

June 27, 2018